Exhibit 99.2

Under Armour: Third Quarter 2008 Earnings Call (Brad Dickerson)

Thanks, Kevin. I will now review key financial highlights for the third quarter and year-to-date, and then discuss our outlook for the full year.

As noted earlier, the third quarter marked another period of impressive growth for Under Armour. Our net revenues for the third quarter grew 24% over the prior year quarter. 70% of the dollar growth in the quarter came as a result of growth in our apparel business, which increased 19%. Women’s continued on its path of strong performance and was up 27% during the third quarter. Footwear revenues increased from $2.2 million in the third quarter of the prior year to $13.1 million and was mainly fueled by Performance Trainers, which were launched in the second quarter of 2008.

Third quarter gross margins were 51.0%, an increase of 40 basis points compared to the third quarter of 2007, which was impacted by reserves and allowances related to discontinued cleated footwear.

In the third quarter of 2008, SG&A expenses represented 31.0% of net revenues, a 150 basis point decrease from the 32.5% reported for the same period of the prior year. Marketing expense decreased from 11.5% of net revenues in the third quarter of last year to 10.7% this year and was a main driver of our SG&A leverage. Product innovation and supply chain costs as well as corporate services costs also leveraged in the quarter. A meaningful portion of this improvement was driven by lower personnel costs associated with these areas.

Operating income increased 37% during the third quarter to $46.5 million compared with $33.8 million in the prior year. Operating margin was up 190 basis points to 20.0% compared with 18.1% in the prior-year quarter. Again, this was driven by improvements both in gross margin and SG&A leverage.

Net Other Expense was $1.7 million during the third quarter versus Net Other Income of $700 thousand in the same period of the prior year primarily due to foreign currency impact in the current quarter. Our effective income tax rate for the third quarter was 42.6% compared with 41.9% in the same period last year.

Our resulting net income increased 28% in the quarter to $25.7 million compared with $20.0 million last year. Third quarter diluted earnings per share was $0.51 compared with $0.40 in the prior year.

The top line results this quarter are indicative of the strong results we have achieved year-to-date. For the first nine months, our net revenues increased 26% to $546.0 million from $431.7 million in the prior year’s period. Year-to-date, our diluted earnings per share totaled $0.60 compared with $0.71 in the prior year. As we previously indicated, based on the seasonality of net revenues and the timing of marketing and other investments, we expected earnings to be more heavily weighted to the back half of 2008 relative to 2007.

Now a few moments on the balance sheet. Total cash and cash equivalents at the end of the quarter were $40.2 million compared with $14.5 million at September 30, 2007. Cash, net of debt, at the end of the current quarter was $2.6 million compared with net debt of $0.1 million at September 30, 2007. At the end of the third quarter, we had $15 million drawn on our revolving credit facility as compared with $10 million drawn at September 30, 2007. Currently, we have $25 million outstanding on our $100 million credit facility. At year-end, we continue to expect cash, net of debt, to remain relatively flat from our 2007 year-end balance.

Net accounts receivable increased 18% on a year-over-year basis, which was below our net revenue growth for the quarter. In 2008 we continue to expect net accounts receivable to grow in line with top-line growth.

Inventory has been a major focus for the organization, and we are pleased to report that the third quarter marks another quarter of delivering on our inventory improvement goals. Inventory increased 8% on a year-over-year basis, which was well below our top line growth during the quarter. Inventory of $163.6 million at the end of the third quarter represented a decrease from the $183.9 million inventory balance reported at the end of June. With the efforts of our team and continued discipline around newly established processes, we continue to project inventory growth at a rate below our sales growth at year-end. We feel that our progress made with inventory improvement this year as well as plans for improved inventory turns in 2009 are key components to managing our business effectively during these economic times. In addition, greater inventory efficiency in 2009 will help our management of working capital.

Our investment in capital expenditures for the third quarter was approximately $10 million. Our full-year 2008 capital investments are now planned at approximately $44 million versus our previous range of $40 million to $42 million. The increase in our guidance for cap-ex is mainly being driven by a non-cash gross-up on our balance sheet for Footwear tooling & molding we own at our third-party manufacturers. This is a gross-up of the balance sheet and is not a change to our cash flow or how we pay for these items.

Finally, I would like to discuss our outlook for the balance of the year.

As a result of prior investment in our business and successful execution of our growth strategy, we have reported strong financial results to-date. Our connection with the consumer continues to be a major strength for the organization, and we remain committed to making the investments in our team, brand, and infrastructure to support identified opportunities for meaningful growth. However, based on the visibility we have into our business today as well as current economic conditions, we are revising our 2008 outlook for net revenues and income from operations.

We now anticipate 2008 full year net revenues of $750 million to $765 million, which represents 24% to 26% growth over 2007, compared with our previous range of $765 million to $775 million. This is primarily driven by slower growth assumptions for our apparel business. Men’s apparel is now expected to grow in the mid-teens for the full year, while Women’s and Youth are expected to grow in the low-20s.

Moving on to gross margin. We now anticipate full year gross margins to be approximately 49.5% versus our previous outlook of 50.0% based on the gross margins recorded this quarter. For the third quarter of 2008, our direct-to-consumer business was smaller as a percentage of net revenues than originally planned. This occurred as a result of order processing issues mostly impacting our web business. Those issues have since been resolved, and we have resumed high service levels for our web customers.

We believe we can offset some of this gross margin impact on our operating income line as we implement tighter cost management for the remainder of 2008.

Our revised 2008 full year income from operations outlook is now $97.5 million to $104.5 million, an increase of 13% to 21% over 2007, versus our previous range of $104.5 million to $105.5 million.

Based on our updated projected interest expense for the full year as well as year-to-date foreign currency impact through the end of the third quarter, we now estimate Net Other Expense to be approximately $3 million for the year. We had previously anticipated $1.4 million based on our original interest expense estimate as well as foreign currency exchange impact through the first half of 2008. Although we have hedged a portion of our foreign currency exchange risks, we remain exposed to some levels of currency risk going forward and as such, the volatility of foreign exchange rates will continue to impact our financial results.

For the full year we are now estimating an effective tax rate of approximately 42.7%, up from 41.0% in 2007. This increase in the full-year tax rate is mainly attributable to an increase in the state income tax rate for Maryland, our home-base state, from 7.0% to 8.25% beginning in January of 2008. Our weighted average diluted share count is estimated to be approximately 50.0 million shares versus our previous estimate of 50.5 million shares.

Delivering more than 20% top line growth in current times is an achievement and a testament to the critical investments we were willing to make in the past. We understand the challenges in the environment, and we will answer those challenges with greater discipline around the management of the business.

Due to the current climate and the resulting impact to our visibility, we plan to discuss specifics around 2009 outlook at our year-end call. Our growth this year and next will be driven by our diversified business strategy, which positions our company for solid growth. Our planning for 2009 will reflect the realities of the world today and opportunities for our Brand with prioritization of investments in the areas that will generate the greatest long-term value for our company and shareholders.

At this time, we would now like to open the call for your questions. We ask that you limit your questions to one or two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.